Exhibit 4.16

Interim CFO Agreement
between Dragon Bright Mintai Botanical Technology Co. Ltd and Sky Vision Holdings Limited

Party A:
Dragon Bright Mintai Botanical Technology Co. Ltd, a US OTC Market quoted company incorporated with limited liability under the laws of CAYMAN ISLAND having its principle office at Room A, Level 15,Yardley Commercial Building,1-6 Connaught Road West,Sheung Wan, Hong Kong ("The Company")

Party B:
Sky Vision Holdings Limited ("Sky Vision"), a company incorporated under the laws of British Virgin Islands (company number 1475757) having its principal office at 738, 52nd West Avenue, Vancouver, BC, Canada, V6P 1 G1.

1.	This Agreement supersedes any oral interim CFO Agreement between Dragon Bright Mintai Botanical Technology Co. Ltd and Sky Vision Holdings Limited dated October 31, 2012.

II.
In the spirit of sincere cooperation and to seek mutual development, Party A engages Part B as its Interim CFO (hereinafter "Interim CFO"), Party B accepts the appointment. The Parties reach agreement through friendly negotiations on November 1, 2012.

III.
Party B shall appoint a special person to communicate with Party A and provide its service to Party A as a team. Party B shall provide financial services to Party A in accordance with the content set forth under section 3 below.

IV.	The content and form of the financial services provided by Party B is set forth below:

Party B shall send its Finance Director, Mr. SY Wing Kui, Martin, to Party A to act as Party A's Interim Chief Financial Officer. Mr. Martin SY will assist Party A to complete audit and management accounting reports. Mr. Martin SY shall also help Party A to do financing related preparatory work. Mr. Martin SY may also play a leadership role under the authorization of Party A:

1.	Through the research of actual situations, designs an overall financial framework, plans and provides management recommendations for Party A.

2.	Helps Party to complete audit, legal framework, options plan, and corporate governance and internal control related work.

3.	Participates in the selection of, evaluation of and negotiation with underwriters and private equity investors.

4.
Within the scope of authorization of Party A, represents or assists Party A to cooperate with parties and agencies related to public listing and private investment, including but not limited to, attorneys, auditors, underwriters, sell side analysts, institutional investors, investor relationship consulting company.

5.	Provide other related internal assistance to Party A and other related participants in the private placement in providing professional knowledge.

V.	Term of Service

In principle, the term of service is for a period of one year ended October 31, 2013; however, the term may be extended if both parties, after consultation, agree and the manner of extension and the fees shall be determined separately.

Address: Level 19, Two International Finance Center, 8 Finance Street, Central, Hong Kong.Tel:(852) 2551 8332

VI.  Service Fees and Manner of Payment

In order for Party B to provide the services set forth herein, Party A shall pay to Party B advisory fees and other related compensation in the amount and manner as follows:

1.
Within the term of service, Party A shall pay a retainer of one month service fees of HK$12,000.00 in advance on execution of this agreement. Monthly payments of HKD 12,, 000.00 to be wired within the first 5 days of each month starting December 2012 to the following bank account with HSBC Canada (or the account designed by Party B) as the daily maintenance amount form Party A for Party B to fulfill the advisory services as authorized by Party A set forth in Article III herein.The position is as an intern CFO part time position with maximum time allocated as one to one and a half day per week.

HSBC Bank Canada
Wayfoony House
608 Main Street Vancouver, BC V6A2V3
Account No. 080-158285-210 in name of Savior Dominick Mark
Note for Sky Vision Holdings Limited
Swift Code: HKBC-CATT

2.	Party A will accommodate Mr. Sy's request to arrange, at Party As expense, for all of Mr. Sy's travel and accommodations in connection with such meetings if it occurs outside the Hong Kong area.

VII. Party A's Right

1.	Party A has the right to receive all the services set forth in this agreement.

2.	Party A has the autonomous right with regard to its operation and has the sole right to make final decision regarding whether to adopt any advisory opinions and recommendations.

VIII. Party A's Obligation

1.	Party A must inform Party B the true intention regarding the entrusted project explicitly and accurately, provide all necessary personnel assistance to Party B's work, provide all necessary documents and information to Party B in a timely manner, and to ensure the truthfulness, accuracy and completeness of the documents and information provided.

2.	Party A shall pay advisory fees according to the fee standard and in the manner stipulated by both parties.

IX.  Party B's Right

1.	According to the work requirement, Party B have the right to know, examine and request documents or information necessary to the fulfillment of its obligations as a financial consultant. Party B has the right to resign from the role of interim CFO without recourse if documents and information provided is found to be untruthful, inaccurate and incomplete.

Address: Level 19, Two International Finance Center, 8 Finance Street, Central, Hong Kong.Tel:(852) 2551 8332

2.	Party B shall have the right to charge advisor's fees pursuant to the fee standard and in the manner stipulated in the agreement by the two Parties.

X.        Party B's Obligations

1.	Party B shall carry out his obligations strictly in the area authorized by Party A and shall not transgress beyond the area authorized by Party A and shall not conduct any acts harmful to Party A's interest.

2.	Party B must adhere to the professional ethics and maintain strictly confidentiality regarding Part A's documents, information or other commercial secrets to which he has gained access in the course of providing fiscal advisory service and must adopt measuresto ensure the secrecy and safekeeping of certain documents.

XI.        Party B's Disclaimer

Part B shall bear no responsibility with regard to any business decision adopted by Party A after considering Party B's advisory opinion and the risk arising out of such decision is solely Party A's.

XII.       Effectuation of this Agreement

This agreement becomes effective upon execution in the form of signature by the authorized representatives of both Parties.

XIII.Termination of this Agreement

1.	Within the existing, effective period of this agreement, in the event of force major or the occurrence of major changes in policies, economics, financing, law or of major personnel changes on the part of either parties, that render the continuation of fulfillment of this agreement meaningless to Party A or to Party B or to both sides of Party A and Party B, the two parties may, through consultation, terminate the fulfillment of this agreement and absolve the other party form any responsibility for breach of agreement.

2.	Through mutual consultation and consensus by both parties, this agreement may be terminated in written form and Party B shall not refund any advisory fees that have already been received before the date of termination of this agreement.

XIV.      General

1.	This Agreement will be governed and construed in accordance with the laws of CAYMAN ISLAND.

2.	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in United Stated or Courts under United States jurisdictions.

Address: Level 19, Two International Finance Center, 8 Finance Street, Central, Hong Kong.Tel:(852) 2551 8332

XV. Counterparts

This agreement has two counterparts, with one to each party of this agreement and both have the equal legal effect.

Sky Vision Holdings Limited	Dragon Bright Mintai Botanical Technology Co. Ltd

Per	Per

/s/ Dommick Mark	/s/ Anita Ho Lai Lai
Dommick Mark, Director	Anita Ho Lai Lai, Director
Date: November 1, 2012	Date: November 1, 2012

Address: Level 19, Two International Finance Center, 8 Finance Street, Central, Hong Kong.Tel:(852) 2551 8332